UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 24, 2016

Premier, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36092	35-2477140
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13034 Ballantyne Corporate Place

Charlotte, NC 28277

(Address of Principal Executive Offices) (Zip Code)

(704) 357-0022

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2016, Keith J. Figlioli resigned from his position as Senior Vice President of Healthcare Informatics of Premier, Inc. (the “Company”), effective as of June 27, 2016. Mr. Figlioli will remain with the Company and serve in an executive consulting role through August 31, 2016.

In connection with the departure, the Company and Mr. Figlioli have entered into a Transition Agreement and Release (the “Transition Agreement”) that, if not revoked by Mr. Figlioli within seven days pursuant to his statutory right to do so unilaterally, will be effective from June 27, 2016. Under the terms of the Transition Agreement, above and beyond any final pay, earned bonus amounts and benefits owed to him upon departure, and in lieu of the 12 months of severance outlined in his employment agreement with the Company, Mr. Figlioli will receive (i) base salary (in an amount of $40,127.50 per month) and benefit continuation for a 2-month transition period from June 27, 2016 through August 31, 2016, subject to applicable withholdings and deductions; (ii) 12 months of severance pay in an aggregate amount of $481,530, subject to applicable withholdings and deductions, payable on a semi-monthly basis over a12-month period following August 31, 2016; (iii) additional severance in an aggregate amount of $14,596 for use in paying COBRA insurance premiums or other expenses, subject to applicable withholdings and deductions, payable on a semi-monthly basis over a 12-month period following August 31, 2016; and (iv) 12 months of executive outplacement assistance, payable directly to the outplacement vendor.

In exchange for the consideration provided by the Transition Agreement, Mr. Figlioli has agreed to, among other things, (i) refrain from engaging in certain competitive activities as previously agreed to by him for 12 and in some cases 18 months following his final separation date, including non-compete and non-solicitation provisions; (ii) preserve and not disclose the Company’s confidential information as previously agreed to by him for 5 years following his final separation date; (iii) fully release the Company and its subsidiaries and affiliate companies from all claims arising from his employment with or separation from the Company; and (iv) cooperate and assist the Company in transitioning his work assignments and responsibilities.

Pursuant to the terms of his equity award agreements, Mr. Figlioli will be entitled to the following with respect to outstanding and unvested equity awards:

•	Performance Shares — a pro rata portion of the performance shares will be paid out upon certification of the actual results under each respective grant, based on the following formula: total number of performance shares (based on actual performance results) multiplied by the number of days of active service following the beginning of the respective performance cycle divided by 1,095 days.

•	Restricted Stock Units (RSUs) — vest in a pro rata portion of shares underlying RSUs equal to number of days of active service since the grant date divided by 1,095 days.

•	Stock Options — vest in the portion of the option that would have otherwise vested over the 12-month period following the date of termination. Any vested options will be exercisable for the time periods set forth in the respective award agreements, generally one year thereafter (but not beyond the original expiration date).

The foregoing description of the Transition Agreement is qualified in its entirety by reference to the terms of the Transition Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On June 27, 2016 the Company announced the appointment of Leigh Anderson to the position of Senior Vice President and Chief Information Officer, effective as of June 27, 2016. In his new role, Mr. Anderson will be responsible for the continued development and growth of the enterprise-wide, cloud-based informatics business.

Mr. Anderson, who has more than two decades of informatics experience in corporate and provider settings, joined the Company in 2013. In his role as the Company’s chief operating officer for information and technology services, he ran the day-to-day operations of the informatics business. Prior to joining the Company, he served in lead informatics roles at Hospital Corporation of America, Health Trust, Global Healthcare Exchange (GHX) and AT&T.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1	Transition Agreement and Release, dated June 24, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier, Inc.

By:	/s/ Susan D. DeVore
	Name:	Susan D. DeVore
	Title:	Chief Executive Officer and President

Date: June 27, 2016